7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Cliff Sifford President, Chief Executive Officer and Chief Merchandising Officer or W. Kerry Jackson Senior Executive Vice President Chief Operating and Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL ANNOUNCES UPDATED FINANCIAL GUIDANCE FOURTH QUARTER AND FULL YEAR 2012

Evansville, Indiana, March 6, 2013 - Shoe Carnival, Inc. (NASDAQ: SCVL) a leading retailer of value-priced footwear and accessories, today reported unaudited sales results and updated earnings expectations for the fourth quarter and fiscal year ended February 2, 2013.  The fourth quarter of fiscal 2012 included 14 weeks compared to 13 weeks in the fourth quarter of fiscal 2011 and the full fiscal year of 2012 included 53 weeks compared with 52 weeks in the full fiscal year of 2011.

Net sales for the 14-week fourth quarter ended February 2, 2013 increased 13.1 percent to $205.7 million compared to net sales of $181.9 million in the 13-week fourth quarter ended January 28, 2012.  Sales of approximately $10.7 million were recorded in the extra week of fiscal 2012.  Comparable store sales for the 13-week period ended January 26, 2013 increased 0.5 percent compared to the 13-week period ended January 28, 2012.

Net sales for fiscal 2012 increased 12.1 percent to $855.0 million, compared to net sales of $762.5 million for fiscal 2011.  Comparable store sales for the fiscal 52-week period ended January 26, 2013 increased 4.5 percent compared to the 52-week period ended January 28, 2012.

Although the year-end audit is not complete, the Company expects to report net earnings for the fourth quarter of fiscal 2012 of $3.2 million, or $0.16 in adjusted earnings per diluted share, as compared to net earnings of $3.3 million, or $0.16 per diluted share for the fourth quarter of fiscal 2011.  Earnings per diluted share for the fourth quarter of fiscal 2012, computed in accordance with GAAP, are anticipated to be $0.13.

Net earnings for fiscal 2012 are expected to be $29.3 million, or $1.43 per diluted share, compared to net earnings of $26.4 million, or $1.31 per diluted share reported in fiscal 2011.

While the Company’s payment of a $20.4 million special cash dividend in December 2012 had no effect on fourth quarter or annual net income or annual diluted earnings per share, the expected results for the fourth quarter of fiscal 2012 include a $0.03 reduction in earnings per diluted share due to the application of the two-class method of computing earnings per share in connection with this dividend (see GAAP to Non-GAAP Reconciliation Table below).

Cliff Sifford, President and CEO, stated, “We are pleased to report that our unaudited sales and earnings for fiscal 2012 are the highest in the Company’s history.  Our 4.5 percent comparable store sales increase for the year was driven by athletic footwear along with men’s and children’s dress and casual footwear.  In addition, we accelerated our store growth by opening 31 stores including market entries into Dallas, Texas with 7 stores and Puerto Rico with 4 stores.”

“While we achieved record results for the fiscal year, our fourth quarter sales and earnings fell short of our previous guidance.  At the low-end of our guidance issued in mid-January, we anticipated a mid-single digit decline in comparable store sales during the last two weeks of the quarter.   Actual results for those two weeks included a decline in comparable store sales of 27 percent for a loss of approximately $7 million in sales against our expectations.  This sales decline accounted for the entire shortfall in our earnings guidance for the fourth quarter.”

Mr. Sifford continued, “The decline was primarily in athletic sales, which we believe was a result of colder weather and, more importantly, the delay in income tax refunds.  For the past several years, we have brought in our spring athletic receipts earlier to take advantage of the strong demand for athletic footwear in late January and throughout February.  Our weakness in sales continued into the early part of February, but rebounded sharply, particularly in athletic footwear, when the income tax refunds started reaching our customers.  For the month of February 2013, our comparable store sales increased low single digits.”

Earnings Release and Conference Call

On Monday, April 1, 2013, the Company will release fourth quarter and full year 2012 results.  At 4:30 p.m. Eastern time that day, the Company will host a conference call to discuss the fourth quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of March 6, 2013, the Company operates 358 stores in 32 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com

Non-GAAP Measure

The non-GAAP measure shown in this release, adjusted earnings per diluted share for the fourth quarter of fiscal 2012, excludes the $0.03 negative effect to earnings per diluted share resulting from the treatment of undistributed losses under the two-class method related to the $20.4 million special cash dividend paid in December 2012.  Reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is included below.  This measure is not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies.  Management believes that adjusted earnings per diluted share for the fourth quarter of fiscal 2012 is a useful measure of the Company’s performance in the comparative quarterly periods presented, as it allows management and investors to analyze  the financial and business trends related to the Company’s results of operations separate from the impact of the special cash dividend.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States and Puerto Rico in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully grow our e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  The Company has not completed preparation of its audited financial statements for the year ended February 2, 2013.  These preliminary results may be subject to adjustments and could change materially.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

 GAAP to Non-GAAP Reconciliation Table

	Fourteen Weeks Ended February 2, 2013	Thirteen Weeks Ended January 28, 2012	Change	Fifty-three Weeks Ended February 2, 2013	Fifty-two Weeks Ended January 28, 2012	Change
Earnings per diluted share of common stock (GAAP)	$0.13	$0.16	(19.3)%	$1.43	$1.31	9.4%
Impact of dividends exceeding earnings	0.03	0.00		N/A	N/A
Adjusted earnings per diluted share of common stock	$0.16	$0.16	0.00%	N/A	N/A	N/A

Under the two-class method of computing earnings per share, the undistributed losses resulting from dividends exceeding net income are not allocated to participating securities.  Non-vested stock awards issued by the Company that include non-forfeitable rights to dividends are considered participating securities.  As earnings for full-year fiscal 2012 exceeded dividend distributions, there was no impact to earnings per diluted share for fiscal 2012 resulting from the special cash dividend.